Filed pursuant to Rule 433

dated March 23, 2023

Relating to

Preliminary Pricing Supplement dated March 23, 2023

to Prospectus Supplement dated March 9, 2022 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 4.650% Secured Medium-Term Notes, Series P, due March 15, 2033 (Green Bond)

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company Trade Date: March 23, 2023	Maturity Date: March 15, 2033 CUSIP: 74456QCL8
Original Issue Date/Settlement Date: March 27, 2023	Joint Book-Running Managers:
Principal Amount: $500,000,000	BofA Securities, Inc. ($76,250,000)
Price to Public: 99.907% of Principal Amount, plus accrued interest, if any, from March 27, 2023 if settlement occurs after that date	MUFG Securities Americas Inc. ($76,250,000) RBC Capital Markets, LLC ($76,250,000) U.S. Bancorp Investments, Inc. ($76,250,000)
Interest Rate: 4.650% per annum	BNP Paribas Securities Corp. ($57,500,000)
Interest Payment Dates: March 15 and September 15, commencing September 15, 2023	BNY Mellon Capital Markets, LLC ($57,500,000) CIBC World Markets Corp. ($57,500,000)

Redemption: As specified in Preliminary Pricing Supplement

dated March 23, 2023. Make whole amount prior to

December 15, 2032 to be determined at a discount rate

equal to the Treasury Rate plus 20 basis points (0.200%).

Co-Managers: Academy Securities, Inc. ($11,250,000) Loop Capital Markets LLC ($11,250,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BofA Securities, Inc. toll free at (800) 294-1322, MUFG Securities Americas Inc. toll free at (877) 649-6848, RBC Capital Markets, LLC toll free at (866) 375-6829 or U.S. Bancorp Investments, Inc. toll free at (877) 558-2607.